Exhibit 3.144

State of Delaware

Certificate of Limited Partnership

The undersigned, desiring to form a limited partnership pursuant to Delaware Revised Uniform Limited Partnership Act, 6 Delaware Code, Chapter 17, do hereby certify as follows:

First: The name of the limited partnership is NHI Investment Partners, LP

Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington. The name of the registered agent at such address is Corporation Service Company.

Third: The name and mailing of address of each general partner is as follows: Newco Holdings, Inc., Bench Plaza, 3041 Pasadena Dr., Boise, ID 83706.

In Witness Whereof, the undersigned has executed this Certificate of Limited Partnership of NHI Investment Partners, LP as of June 4, 2004.

Newco Holdings Inc., its General Partner,

By:	/s/ Michael K. Clawson
Michael K. Clawson, President